Exhibit 5.1

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, ON M5H 2S5

Canada

Tel 416-777-8500
Fax 416-777-8818

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electra Battery Materials Corporation

We consent to the use of our report dated April 4, 2023, on the consolidated financial statements of Electra Battery Materials Corporation (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2022 and December 31, 2021, the related consolidated statements of income (loss) and other comprehensive income (loss), cash flows and shareholders’ equity for each of the years in the two-year period ended December 31, 2022, and the related notes which are incorporated by reference herein in the Registration Statement on Form F-10 dated May 9, 2023 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 9, 2023
Toronto, Canada